[COMPANY LOGO]
NEW FRONTIER MEDIA

For Immediate Release
Contact: Grant Williams, Corporate Controller
(303) 444-0900 x185
gwilliams@noof.com


          New Frontier Media Reports Fiscal 2008 Second Quarter Results

BOULDER, Colo., Nov. 8 /PRNewswire-FirstCall/ -- New Frontier Media, Inc. (Nasdaq: NOOF), a worldwide producer and distributor of general and adult-themed motion picture entertainment, today reported earnings per share of $0.09 for the quarter ended September 30, 2007, as compared to $0.15 per share for the same period last year. The Company reported quarterly revenue of $12.4 million, representing a decline of $3.8 million as compared to the same period in the prior year.

"On a consecutive quarter basis, we believe New Frontier Media is now returning to a growth trend both in terms of adjusted EBITDA and earnings per share" said Michael Weiner, Chief Executive Officer of New Frontier Media, Inc. "We believe that our newly announced distribution and programming contracts will provide us with continued and material growth as we move into the second half of the fiscal year."

During the second fiscal quarter, New Frontier Media, Inc. provided shareholders with a $0.125 quarterly dividend and repurchased almost 570,000 shares of its common stock. Since fiscal 2007, the Company has provided shareholders with over $20.6 million in cash dividends, and has repurchased approximately $5.8 million of its common stock.

Quarterly Results
-----------------

On a quarterly basis, the Company reported a decrease in second quarter revenue to $12.4 million from $16.2 million for the same quarter a year ago. Net income for the current year quarter was $2.1 million compared to $3.7 million for the same quarter a year ago. The Company reported earnings per share of $0.09 for the quarter ended September 30, 2007, as compared with $0.15 per share for the same quarter a year ago.

Pay TV
------

The Company's Pay TV segment reported revenue of $10.0 million for the quarter ended September 30, 2007, as compared to $12.2 million for the quarter ended September 30, 2006, representing a decrease of 18%. Within the Pay TV segment, the following detailed results were reported for the current quarter compared to the same quarter last year:

      * Pay-per-view ("PPV") revenue declined 33% to $5.0 million from $7.5 million for the same period last year. The decrease is primarily a result of the renegotiated agreement with one of our key customers in October 2006, which resulted in a downward adjustment of our historical revenue split.

      * Video-on-demand ("VOD") revenue was $4.7 million representing a 12% increase from the $4.2 million in revenue recognized during the same prior year quarter. The increase is attributable to an improvement in the performance of our services.

      * C-Band revenue decreased 40% to $0.3 million from $0.5 million in the prior year.

Operating income for the Pay TV segment was $5.1 million for the quarter ended September 30, 2007, as compared to operating income of $7.8 million for the quarter ended September 30, 2006, representing a decrease of 35%. Gross margin for the Pay TV segment decreased to 72% for the quarter ended September 30, 2007 from 77% for the quarter ended September 30, 2006. Operating expenses increased 31% to $2.1 million for the quarter ended September 30, 2007 from $1.6 million for the quarter a year ago primarily as a result of higher costs associated with promotion and marketing activities in anticipation of new channel launches. The Company launched two of these new channels in October 2007 on the largest direct broadcast satellite platform in the U.S.

Film Production
---------------

The Company's Film Production segment reported revenue of $2.0 million for the quarter ended September 30, 2007 as compared to revenue of $3.3 million for the quarter ended September 30, 2006, representing a decrease of 39%. The decline in revenue is primarily related to different delivery schedules between years. In the prior year quarter, the Film Production segment delivered four episodes of a 13 episode series. This same episodic business has completed production and is expected to be delivered during the third quarter of the current fiscal year. Offsetting these revenue declines was higher revenue from the delivery of the Film Production segment's content on the video-on-demand platforms of four major cable operators in the U.S. and higher revenue from the distribution of several horror films to home video and video-on-demand platforms through a mainstream film distributor.

Cost of sales declined 76% to $0.5 million for the quarter ended September 30, 2007 from $2.1 million for the quarter ended September 30, 2006. This decline is primarily from lower film amortization from a decline in revenue and from the Film Production segment's monetization of titles produced subsequent to its acquisition by New Frontier Media in February 2006. Also contributing to the decline was the delivery and recognition of revenue for several older titles and a horror title whose film costs had been fully amortized in prior periods. As a result of this decline in cost of sales, the Film Production segment's gross margin increased to 75% for the current fiscal quarter as compared to 36% for the same quarter in the prior year.

The Film Production segment generated operating income of $0.4 million for the quarter ended September 30, 2007 as compared to $0.1 million during the quarter ended September 30, 2006 as a result of the higher gross margins.

Internet
--------

The Company's Internet segment reported net revenue of $0.4 million for the quarter ended September 30, 2007 as compared to net revenue of $0.6 million for the quarter ended September 30, 2006, representing a decrease of 33%. Operating income for the Internet segment was $0.1 million for the quarter ended September 30, 2007 and breakeven for the quarter ended September 30, 2006.

Corporate Administration Expenses
---------------------------------

Corporate administration expenses were $2.4 million for the quarter ended September 30, 2007 and were relatively flat from the $2.3 million in corporate administration expenses reported for the comparable quarter last year.

Other Results
-------------

The Company reported Adjusted EBITDA for the quarter ended September 30, 2007 of $2.4 million compared to $6.3 million last year. A schedule reconciling Adjusted EBITDA to the most directly comparable GAAP (defined below) financial measure -- Net Income -- is provided below. The Company believes EBITDA and Adjusted EBITDA are important financial measures and they are used by management to monitor the financial performance of the Company. The decline in Adjusted EBITDA compared to the same period last year is primarily attributable to the following:

      * lower net income attributable to a decline in the PPV revenue reported in the Pay TV segment from the renegotiated contract with a key customer;

      * lower revenue from the Film Production segment primarily due to different delivery schedules associated with a 13 episode series. The series was delivered in the first half of fiscal 2007 but is not scheduled to occur until the third quarter of fiscal 2008;

      * the impact of lower amortization expenses in the Film Production segment; and

      * increased capital expenditure investments related to investments in our digital production facility.

      Total cash and investments as of September 30, 2007 were $16.6 million, down from $23.9 million as of June 30, 2007. The decrease from the previous quarter is primarily attributable to the following second quarter activities:

      * $3.6 million used to repurchase outstanding common stock during the quarter;

      * $3.0 million used to fund the $0.125 quarterly dividend to stockholders during the quarter;

      * $2.2 million used to acquire content and produce owned content during the quarter; and

      * $2.1 million used to fund a large "producer-for-hire" project in the Film Production segment during the quarter.

Conference Call Information
---------------------------

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time. The participant phone number for the conference call is (800) 366-3964. To participate in the web cast please log on to www.noof.com and click on "Investor Relations" and then "Webcasts & Events". A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on November 8, 2007 at (800) 405-2236, access code 11100423#. The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company's corporate web site, www.noof.com, under "Investor Relations/News Releases".

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", or variations of such words are intended to identify such forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company's most recent Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

Non-GAAP Financial Measures
---------------------------

This press release contains "non-GAAP financial measure(s)" as defined in Item 10 of Regulation S-K, including EBITDA and Adjusted EBITDA on a consolidated basis for the three months ended September 30, 2007 and September 30, 2006 and the six months ended September 30, 2007 and September 30, 2006.

The Company believes these measures provide useful information to management and to investors; however, these "non-GAAP" measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). A reconciliation of EBITDA and Adjusted EBITDA, as compared to the most directly comparable GAAP financial measure, is presented in a reconciliation table that follows our presentation of Consolidated Operating Results below. EBITDA is calculated as net income plus depreciation, amortization (excluding content amortization), income taxes and interest expense less interest income. Adjusted EBITDA is calculated as EBITDA plus content amortization and share based compensation expenses, less cash investments for content and capital expenditures.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a worldwide producer and distributor of adult-themed and general motion picture entertainment. Under the "The Erotic Networks"(R) trademark, the Company delivers seven, full-time adult-themed pay-per-view networks to cable and satellite operators across the United States. Additionally, the Company is a leading provider of adult-themed Video-on-Demand content to cable and satellite platforms. These services reach approximately 160 million network homes.

New Frontier Media's Film Production segment produces original, adult-themed content and series that are distributed on premium movie channels in the United States and around the world. The Film Production segment also develops and produces original, adult-themed event programming that is widely distributed on satellite and cable platforms in the United States. Additionally, the Film Production segment manages a sales operation, which matches independent, mainstream film producers with film distributors around the world. New Frontier Media owns and operates a digital broadcast infrastructure in Colorado, which serves content to broadcast, IP and wireless networks around the world.

For more information about New Frontier Media, Inc. contact Grant Williams, Corporate Controller, at (303) 444-0900, extension 185, and please visit our web site at www.noof.com.

Consolidated Operating Results
(in thousands, except per share amounts)

                                                (Unaudited)                       (Unaudited)
                                        Quarter Ended September 30,      Six Months Ended September 30,
                                      -------------------------------   -------------------------------
                                           2007             2006             2007             2006
                                      --------------   --------------   --------------   --------------
Net sales                             $       12,430   $       16,166   $       25,370   $       32,494
Cost of sales                                  3,459            5,195            7,256           10,524
                                      --------------   --------------   --------------   --------------
Gross margin                                   8,971           10,971           18,114           21,970
Operating expenses                             5,719            5,332           12,723           10,840
                                      --------------   --------------   --------------   --------------
Operating income                               3,252            5,639            5,391           11,130
Other income                                     149              298              385              500
                                      --------------   --------------   --------------   --------------
Income before provision for income
 taxes                                         3,401            5,937            5,776           11,630
Provision for income taxes                    (1,256)          (2,283)          (2,134)          (4,427)
                                      --------------   --------------   --------------   --------------
Net income                            $        2,145   $        3,654   $        3,642   $        7,203
                                      ==============   ==============   ==============   ==============
Basic income per share                $         0.09   $         0.15   $         0.15   $         0.30
                                      ==============   ==============   ==============   ==============
Diluted income per share              $         0.09   $         0.15   $         0.15   $         0.30
                                      ==============   ==============   ==============   ==============
Dividends declared per common share   $         0.13   $            -   $         0.25   $            -
                                      ==============   ==============   ==============   ==============
Average outstanding shares of common
 stock                                        24,120           23,830           24,232           23,832
                                      ==============   ==============   ==============   ==============
Common stock and common stock
 equivalents                                  24,225           24,276           24,424           24,287
                                      ==============   ==============   ==============   ==============


Reconciliations of EBITDA and Adjusted  EBITDA

                                               (Unaudited)                       (Unaudited)
                                       Quarter Ended September 30,      Six Months Ended September 30,
                                          2007             2006             2007              2006
                                     --------------   --------------   --------------   --------------
Net Income                           $        2,145   $        3,654   $        3,642   $        7,203

Adjustments:
      Depreciation/Amortization (1)             556              488            1,081              951
      Interest Expense                           53               28               96               57
      Interest Income                          (215)            (322)            (469)            (560)
      Income taxes                            1,256            2,283            2,134            4,427
                                     --------------   --------------   --------------   --------------
EBITDA                                        3,795            6,131            6,484           12,078
                                     --------------   --------------   --------------   --------------
      Content Amortization                    1,159            2,750            2,530            5,626
      Cash Investments in Content            (2,196)          (2,569)          (4,540)          (3,965)
      Capital Expenditures                     (653)            (286)          (1,160)            (586)
      Stock Based Compensation                  288              225              563              428
                                     --------------   --------------   --------------   --------------
Adjusted EBITDA                      $        2,393   $        6,251   $        3,877   $       13,581
                                     ==============   ==============   ==============   ==============

(1) Amortization excludes amortization of content.

Consolidated Balance Sheets
(In thousands)

                                                 (Unaudited)
                                              September 30, 2007     March 31, 2007
                                              ------------------   ------------------
CURRENT ASSETS:
      Cash and Cash Equivalents               $           12,205   $           17,345
      Restricted Cash                                         10                1,710
      Marketable Securities                                3,845                8,681
      Accounts Receivable, net                            11,262               12,249
      Deferred Cost                                        2,106                   --
      Deferred Tax Asset                                     407                  528
      Other Current Assets                                 2,175                2,863
                                              ------------------   ------------------
              TOTAL CURRENT ASSETS                        32,010               43,376
                                              ------------------   ------------------

      Equipment and Furniture, net                         4,722                4,534
      Prepaid Distribution Rights, net                     9,872                9,084
      Marketable Securities                                  583                  587
      Recoupable Costs and Producer Advances               1,610                1,278
      Film Costs, net                                      8,213                6,991
      Goodwill                                            18,608               18,608
      Other Identifiable Intangible
       Assets, net                                         2,390                2,771
      Other Assets                                           984                  987
                                              ------------------   ------------------
              TOTAL ASSETS                    $           78,992   $           88,216
                                              ==================   ==================

CURRENT LIABILITIES:
      Accounts Payable                        $            2,137   $            1,942
      Producer Payable                                       638                1,049
      Deferred Revenue                                     1,131                  889
      Due to Related Party                                    92                  647
      Accrued Compensation                                 1,751                3,298
      Deferred Producer Liabilities                        2,309                1,344
      Accrued and Other Liabilities                          857                3,664
                                              ------------------   ------------------
              TOTAL CURRENT LIABILITIES                    8,915               12,833
                                              ------------------   ------------------

      Deferred Tax Liability                                 355                  976
      Taxes Payable                                        1,849                1,726
      Other Long-Term Liabilities                            962                  982
                                              ------------------   ------------------
              TOTAL LIABILITIES                           12,081               16,517
                                              ------------------   ------------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
      Common Stock                                             2                    2
      Additional Paid-in Capital                          61,789               64,191
      Retained Earnings                                    5,136                7,536
      Accumulated Other
       Comprehensive Loss                                    (16)                 (30)
                                              ------------------   ------------------
              TOTAL SHAREHOLDERS' EQUITY                  66,911               71,699
                                              ------------------   ------------------

              TOTAL LIABILITIES AND
               SHAREHOLDERS' EQUITY           $           78,992   $           88,216
                                              ==================   ==================

Consolidated Statements of Cash Flows
(In thousands)
                                                         (Unaudited)
                                                 Six Months Ended September 30,
                                              --------------------------------
Cash flows from operating activities:               2007              2006
                                              ---------------  ---------------
Net income                                    $         3,642  $         7,203
  Adjustments to reconcile net income to net
   cash provided by operating activities:
  Depreciation and amortization                         3,611            6,577
  Tax benefit from option/warrant exercises               167              134
  Share-based compensation                                563              428
  Charge for asset disposition and
   impairment                                             363               --
Changes in operating assets and
 liabilities
      Accounts receivable                                 987               11
      Accounts payable                                    195             (441)
      Prepaid distribution rights                      (2,388)          (2,468)
      Capitalized film costs                           (2,152)          (1,497)
      Deferred costs                                   (2,106)              --
      Deferred revenue, net                               242              510
      Producer payable                                   (411)              58
      Taxes receivable and payable, net                   275            1,288
      Deferred tax asset and
       liability, net                                    (508)          (1,218)
      Accrued compensation                             (1,547)             (21)
      Other assets and liabilities, net                   (45)             247
                                              ---------------  ---------------
          Net cash provided by
           operating activities                           888           10,811
                                              ---------------  ---------------

Cash flows from investing activities:
  Payment for business acquisitions                        --              (18)
  Purchase of investments
   available-for-sale                                  (2,671)         (12,571)
  Redemption of investments
   available-for-sale                                   7,532            2,753
  Purchase of equipment and furniture                  (1,160)            (586)
  Payment of related party note arising
   from business acquisition                             (555)            (468)
                                              ---------------  ---------------
        Net cash provided by (used in)
         investing activities                           3,146          (10,890)
                                              ---------------  ---------------

Cash flows from financing activities:
  Proceeds from exercise of stock
   options/warrants                                       512              636
  Purchase of common stock                             (3,618)          (2,160)
  Payment of dividend                                  (6,042)              --
  Excess tax benefit from
   option/warrant exercise                                (26)             323
                                              ---------------  ---------------
        Net cash used in financing
         activities                                    (9,174)          (1,201)
                                              ---------------  ---------------

Net decrease in cash and cash equivalents              (5,140)          (1,280)
Cash and cash equivalents, beginning of
 period                                                17,345           12,611
                                              ---------------  ---------------

Cash and cash equivalents, end of period      $        12,205  $        11,331
                                              ===============  ===============